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                                                                   EXHIBIT 10.76

                       CHARLES A. AND MARJORIE A. BEASLEY
                                 5600 NATHAN WAY
                              BLOOMINGTON, IN 47408

                                             July 8, 2003

VIA FEDERAL EXPRESS

Thomas P. Tanis, Jr.
Chief Executive Officer
Syndicated Food Service International, Inc.
38 Viewpoint Lane
Front Royal, VA 22630

         Re:      Notice of Exercise of Put Right

Dear Tom:

         I am addressing this letter to you in your multiple capacities as the Chief Executive Officer of Syndicated Food Service International, Inc. ("SFSI"), as an officer and director of Beasley Transportation, Inc. ("BTI"), and as an officer and director of Beasley Food Service, Inc. ("BFS").

         SFSI, BTI, BFS, entered into an Agreement and Plan of Merger and Reorganization with us, and the Indiana corporations we then owned, dated November 27, 2001, which was amended by a First Amendment, dated December 31, 2001 (collectively, the "Merger Agreement").

         We hereby give you the requisite written notice under the Merger Agreement that we are exercising the right to "put" all 458,716 of the shares of SFSI to which we are entitled and which are (or should be) registered in our names, as joint owners, to SFSI for repurchase at the Put Purchase Price (as defined in the Merger Agreement). The conditions for the exercise of this right have been met because the average closing asked price for common shares of SFSI for the 20 trading days immediately preceding June 30, 2003, the Put Date, is less than $4.36 per common share, as adjusted to reflect any stock splits or dividends occurring since December 31, 2001.

         In accordance with the terms of the Merger Agreement, SFSI should be prepared to close this transaction within five (5) business days following your receipt of this notice, with payment in full for our shares to be made in cash (approximately $2,000,000.00).

         Because we have not been provided with the name of counsel to take the place of counsel originally designated to receive a duplicate copy of this notice, which we know not to be representing the Maker currently, we request that you provide this notice to your counsel directly or else notify us immediately with a name and address.

                                    Very truly yours,

                                    /s/ Charles A. Beasley
                                    Charles A. Beasley

                                    /s/ Marjorie A. Beasley
                                    Marjorie A. Beasley

cc: John W. Boyd, Esq.